December 20, 2024

Mark Archer
Chief Financial Officer
LogicMark, Inc.
2801 Diode Lane
Louisville, KY 40299

        Re: LogicMark, Inc.
            Registration Statement on Form S-3
            Filed December 13, 2024
            File No. 333-283821
Dear Mark Archer:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Conlon Danberg at 202-551-4466 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Hermione M. Krumm, Esq.